BNC Bancorp Announces $72.5 Million Capital Raise

Capital Raise Will Support Continued Growth

HIGH POINT, NC – June 4, 2012 – BNC Bancorp (NASDAQ: BNCN), the parent company of Bank of North Carolina (“BNC” or “the Bank”), today announced the execution of securities purchase agreements for a $72.5 million capital raise consisting of preferred stock mandatorily convertible into common stock upon shareholder approval at a conversion price equal to $7.00 per share that is expected to close on or about June 8, 2012, subject to certain customary closing conditions.

As BNC’s largest shareholder, Aquiline Capital Partners LLC, a New York-based financial services private equity firm, led 19 new and existing investors, including certain members of BNC’s Board of Directors and their affiliates, in the capital raise. The new capital will expand and diversify BNC’s investor base, further strengthen its balance sheet, allow the Bank to leverage the significant investment in infrastructure it has made over the last several years, and support BNC’s expansion in key markets across the Carolinas.

“This capital raise represents a significant step in our strategic plan and will provide the capital we need to continue our expansion in the key growth markets of North and South Carolina,” said Rick Callicutt, President of Bank of North Carolina. “We appreciate our investors’ confidence in BNC’s ability to create long-term shareholder value as we enhance our customer offerings and gain market share.”

Forward Looking Statements:

The press release contains forward-looking statements relating to the financial condition and business of BNC and its subsidiary, Bank of North Carolina. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, described in BNC's filings with the Securities and Exchange Commission (the "SEC"), including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. You may review BNC's SEC filings at www.sec.gov. BNC does not undertake a duty to update any forward-looking statements made in this press release.

Additional Information

The preferred stock in the capital raise was offered and will be sold in private transactions and will not be registered under the Securities Act of 1933, as amended. BNC has agreed to file a registration statement with the Securities and Exchange Commission to cover resale of the securities described above. Such securities may not be offered or sold absent registration or an applicable exemption from registration. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BNC Bancorp and Bank of North Carolina

BNC Bancorp is the parent company of Bank of North Carolina, an approximately $2.5 billion-asset commercial bank.  Bank of North Carolina provides banking and financial services to individuals and businesses through its 30 full-service banking offices in North and South Carolina.  Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."

Media Contacts:

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Lauren Steinberg, RLM Finsbury

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